Exhibit (12)

Chicago
New York
Washington, DC
London
San Francisco
Los Angeles
Singapore
vedderprice.com

November 19, 2018

Nuveen Build America Bond Fund	Nuveen Build America Bond Opportunity Fund
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

Re:	Reorganization of Nuveen Build America Bond Opportunity Fund into Nuveen Build America Bond Fund

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of certain transactions undertaken pursuant to the Agreement and Plan of Merger dated as of May 9, 2018 by and among Nuveen Build America Bond Opportunity Fund, a Massachusetts business trust (the “Target Fund”), Nuveen Build America Bond Fund, a Massachusetts business trust (the “Acquiring Fund”), and NTMIF Merger Sub, LLC, a Massachusetts limited liability company and a direct, wholly-owned subsidiary of the Acquiring Fund (“Merger Sub”) (the “Plan”). The Target Fund and the Acquiring Fund are each referred to herein as a “Fund” and collectively as the “Funds.”

The Plan contemplates (i) the merger pursuant to applicable state law of the Target Fund with and into Merger Sub with Merger Sub surviving and the conversion of the common shares of beneficial interest, par value $0.01 per share, of the Target Fund into voting common shares of beneficial interest, par value $0.01 per share, of the Acquiring Fund (“Acquiring Fund Shares”) (the “Merger”) followed by (ii) the complete liquidation of Merger Sub into the Acquiring Fund whereupon Merger Sub will distribute all its assets to the Acquiring Fund and the Acquiring Fund will assume all the liabilities of Merger Sub in complete liquidation and dissolution of Merger Sub (the “Liquidation”). The Merger and the Liquidation are referred to collectively herein as the “Reorganization.”

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of the Target Fund, the Acquiring Fund and Merger Sub in letters dated November 19, 2018. We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) the Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved)

222 North LaSalle Street | Chicago, Illinois 60601 | T + 1 312 609 7500 | F + 1 312 609 5005

Nuveen Build America Bond Opportunity Fund

Nuveen Build America Bond Fund

November 19, 2018

and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are accurate as of the date hereof and will be accurate as of the date and time of the Effective Time (as defined in the Plan) through the date and time of the Liquidation and (ii) the Tender Offer (defined below) will not result in the historic shareholders of the Target Fund disposing of a number of Acquiring Fund Shares received in the Merger such that, after taking into account all such dispositions, such historic shareholders would own Acquiring Fund Shares received in the Merger that have a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of the Target Fund as of the Effective Time, which assumption is based on factual diligence performed by officers of the Funds. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

1.     The merger of the Target Fund with and into Merger Sub pursuant to applicable state laws will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such merger.

2.     No gain or loss will be recognized by the Acquiring Fund or Merger Sub upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws or upon the liquidation of Merger Sub. (Section 1032(a) of the Code).

3.     No gain or loss will be recognized by the Target Fund upon the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws. (Sections 361(a) and (c) and 357(a) of the Code).

4.     No gain or loss will be recognized by the Target Fund’s shareholders upon the conversion of all their shares of the Target Fund solely into Acquiring Fund Shares in the merger of the Target Fund with and into Merger Sub pursuant to applicable state laws, except to the extent the Target Fund’s shareholders receive cash in lieu of a fractional Acquiring Fund Share. (Section 354(a) of the Code).

5.     The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the merger (including any fractional Acquiring Fund Share to which a shareholder would be entitled) will be the same as the aggregate basis of the Target Fund shares that were converted into such Acquiring Fund Shares. (Section 358(a)(1) of the Code).

6.     The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the merger (including any fractional Acquiring Fund Share to which a shareholder would be entitled) will include the period during which the shares of the Target Fund that were converted into Acquiring Fund Shares were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).

7.     The basis of the assets of the Target Fund received by Merger Sub in the merger will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).

Nuveen Build America Bond Opportunity Fund

Nuveen Build America Bond Fund

November 19, 2018

8.     The holding period of the assets of the Target Fund received by Merger Sub in the merger will include the period during which those assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Fund, the Acquiring Fund, Merger Sub or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code.

FACTS

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Target Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The only issued and outstanding shares of the Target Fund are common shares, which are listed and traded on the New York Stock Exchange under the symbol NBD. All the outstanding common shares of the Target Fund are treated as equity for federal income tax purposes. The Target Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

The Acquiring Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the 1940 Act. The only issued and outstanding shares of the Acquiring Fund are common shares, which are listed and traded on the New York Stock Exchange under the symbol NBB. All the outstanding shares of the Acquiring Fund are treated as equity for federal income tax purposes and all the Acquiring Fund Shares issued in the Merger will be treated as equity for federal income tax purposes. The Acquiring Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Merger occurs, and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Merger occurs.

Merger Sub is a newly formed Massachusetts limited liability company and a wholly-owned subsidiary of the Acquiring Fund that has been disregarded as an entity separate from its owner within the meaning of section 301.7701-3 of the Treasury Regulations since the date of its organization. Merger Sub has not elected, and will not elect, to be classified, with effect as of or prior to the Liquidation, as an association taxable as a corporation pursuant to section 301.7701-3 of the Treasury Regulations.

Nuveen Build America Bond Opportunity Fund

Nuveen Build America Bond Fund

November 19, 2018

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Closing (as defined in the Plan), the Target Fund will merge pursuant to applicable state law with and into Merger Sub with Merger Sub surviving and the common shares of the Target Fund will be converted into Acquiring Fund Shares. Pursuant to such state law, as of the Effective Time, all of the assets and liabilities of the Target Fund will become the assets and liabilities of Merger Sub and the separate legal existence of the Target Fund shall cease for all purposes. Each common share of the Target Fund outstanding immediately prior to the Effective Time will be converted into a number of Acquiring Fund Shares equal to one multiplied by the quotient of the net asset value per common share of the Target Fund as of the Valuation Time (as defined in the Plan) divided by the net asset value of an Acquiring Fund Share as of the Valuation Time. No fractional Acquiring Fund Shares will be issued to Target Fund shareholders in connection with the Merger. In lieu thereof, the Acquiring Fund’s transfer agent, on behalf of the shareholders entitled to receive fractional Acquiring Fund Shares, will aggregate all fractional Acquiring Fund Shares and sell the resulting whole shares on the New York Stock Exchange for the account of all shareholders of fractional interests, and each such shareholder will be entitled to a pro rata share of the proceeds from such sale.

As a result of the Merger, every common shareholder of the Target Fund will own Acquiring Fund Shares (including for this purpose any fractional shares to which they would be entitled) that will have an aggregate per share net asset value as of the Valuation Time equal to the aggregate per share net asset value of the Target Fund shares held by such shareholder as of the Valuation Time.

After the Effective Time, Merger Sub will dissolve under applicable state law and the Acquiring Fund will assume all of Merger Sub’s liabilities and obligations, known and unknown, contingent or otherwise, whether or not determinable, and Merger Sub will distribute to the Acquiring Fund, which will be the sole member of Merger Sub at such time, all the assets of Merger Sub in complete liquidation of its interest in Merger Sub in accordance with a plan of dissolution adopted by Merger Sub.

Following the Merger, the Acquiring Fund (directly or indirectly through Merger Sub) will continue the Target Fund’s historic business in that it will have an investment objective and investment strategies, policies, risks and restrictions similar to those of the Target Fund. In addition, the Acquiring Fund will use a significant portion of the Target Fund’s historic business assets in its business. The Board of Trustees of the Acquiring Fund approved changes to the non-fundamental policies of the Acquiring Fund to take effect at the Closing that allow the Acquiring Fund to implement a broader taxable municipal securities investment mandate (the “Expanded Investment Mandate”). At the Effective Time, at least thirty-four percent (34%) of the total fair market value of the Target Fund’s portfolio assets will meet the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund as in effect, or as will be in effect, at each of (a) immediately before the time the Expanded Investment Mandate becomes effective, (b) immediately after the time the Expanded Investment Mandate becomes effective and (c) at the Effective Time (collectively, the “34% Test”). The Target Fund did not and will not alter its portfolio in connection with the Reorganization to meet the 34% Test. Neither the Target Fund nor the Acquiring Fund modified any of its investment objective, strategies, policies, risks or restrictions in connection with the Reorganization. Except for the Expanded Investment Mandate, the Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Merger. The adoption of the Expanded Investment Mandate was independent of, and unrelated to, the Reorganization.

Nuveen Build America Bond Opportunity Fund

Nuveen Build America Bond Fund

November 19, 2018

The Board of Trustees of the Acquiring Fund has authorized the Acquiring Fund to conduct a tender offer following the completion of the Merger (the “Tender Offer”) pursuant to which the Acquiring Fund will offer to purchase up to twenty percent (20%) of its then outstanding common shares for cash at a price per share, without interest, equal to the net asset value per share of its common shares as determined as of the close of regular trading on the New York Stock Exchange on the expiration date of the Tender Offer, less a customary repurchase fee attributable to the direct costs of the Tender Offer. The Tender Offer will not favor participation by former shareholders of the Target Fund. The Tender Offer will not result in the historic shareholders of the Target Fund disposing of a number of Acquiring Fund Shares received in the Merger such that, after taking into account all such dispositions, such historic shareholders would own Acquiring Fund Shares received in the Merger that have a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of the Target Fund as of the Effective Time.

In approving the Merger, the Board of Trustees of the Target Fund and the Board of Trustees of the Acquiring Fund (collectively, the “Boards”) determined that the Merger is in the best interests of its respective Fund and that the interests of the shareholders of its respective Fund will not be diluted as a result of the Merger. In making such determination, the Boards considered the operating efficiencies that may be achieved following the Merger.

CONCLUSION

Based on the foregoing, it is our opinion that the merger under applicable state law of the Target Fund with and into Merger Sub with Merger Sub surviving, in accordance with the terms of the Plan, will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the limitations set forth above) with respect to (i) the nonrecognition of gain or loss by the Target Fund, the Acquiring Fund and Merger Sub, (ii) the basis and holding period of the assets received by Merger Sub, (iii) the nonrecognition of gain or loss by the Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares, except with respect to cash received in lieu of a fractional Acquiring Fund Share, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan.

Nuveen Build America Bond Opportunity Fund

Nuveen Build America Bond Fund

November 19, 2018

Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any shareholder of either Fund. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 (File No. 333-223801) relating to the Reorganization filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Joint Proxy Statement/Prospectus dated May 11, 2018 relating to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Vedder Price P.C.

VEDDER PRICE P.C.